EARLY WARNING REPORT
PURSUANT TO
NATIONAL INSTRUMENT 62-103
1.	The name and address of the offeror:

Wega Mining ASA (“Wega Mining”) Karenslyst Allé 2, 5 etg. P.O. Box 568 Skøyen N-0214 Oslo Norway
2.	The designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report, and whether it was ownership or control that was acquired in those circumstances:

On December 13, 2007, Wega Mining acquired, through its wholly-owned subsidiary Wega Mining Inc. (the “Offeror”), 66,972,035 common shares (the “Shares”) of Goldbelt Resources Ltd. (“Goldbelt”) pursuant to a take-over bid commenced on November 5, 2007 (the “Offer”). Combined with 16,000,000 Shares already indirectly held by Wega Mining through the Offeror, as of December 13, 2007, Wega Mining held 82,972,035 Shares representing approximately 93% of the issued and outstanding Shares of Goldbelt on a fully diluted basis.

On April 7, 2008, pursuant to the compulsory acquisition provisions set out in Section 300 of the Business Corporations Act (British Columbia) (the “BCBCA”), Wega Mining acquired ownership and control of an additional 6,423,281 Shares through the Offeror, representing the remaining issued and outstanding Shares not previously owned by Wega Mining (the “Compulsory Acquisition”).
3.	The designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report:

Prior to the Compulsory Acquisition referred to in item 2 above, Wega Mining owned or controlled, through the Offeror, 82,972,035 Shares representing approximately 93% of the issued and outstanding Shares of Goldbelt on a fully diluted basis. Following the Compulsory Acquisition of the 6,423,281 Shares referred to in item 2 above, Wega Mining beneficially owns, through the Offeror, 89,395,316 Shares representing 100% of the issued and outstanding Shares on a fully diluted basis.

4.	The designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph 3 over which:
(i)	the offeror, either alone or together with any joint actors, has ownership and control;

See item 3 above.

(ii)	the offeror, either alone or together with any joint actors, has ownership but control is held by other persons other than the offeror or any joint actor, and

Not applicable.

(iii)	the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

Not applicable.
5.	The name of the market in which the transaction or occurrence that gave rise to the report took place:

Not applicable. The Shares were acquired pursuant to the Compulsory Acquisition.

6.	The value, in Canadian dollars, of any consideration offered per security if the offeror acquired ownership of a security in the transaction or occurrence giving rise to the obligation to file the report:

Cdn.$1.55 per Share.

7.	The purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to the report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

The purpose of the Compulsory Acquisition was to acquire all of the remaining outstanding Shares not acquired by Wega Mining under the Offer and not previously owned or controlled by Wega Mining.

8.	The general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

Not applicable.

9.	The names of any joint actors in connection with the disclosure required by this report:

None.

10.	In the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value, in Canadian dollars of the consideration paid by the offeror:

Wega Mining was required to pay Cdn.$1.55 per Share in cash pursuant to the Compulsory Acquisition provisions of the BCBCA. The aggregate cash consideration paid by Wega Mining in connection with its acquisition of the 6,423,281 Shares referred to in item 2 above was Cdn.$9,956,085.55.

11.	If applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements or Part 4 of National Instrument 62-103 in respect of the reporting issuer’s securities:

Not applicable.

12.	If applicable, a description of the exemption from securities legislation being relied on by the offeror and the facts supporting that reliance:

Not applicable.
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DATED this 7th day of April, 2008.

WEGA MINING ASA
(signed) Hans-Arne L’orange
Name:	Hans-Arne L’orange
Title:	Executive Vice President, M&A